[EXHIBIT 10.8]
                        EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made this 1st day of October, 2001 by and between SDC INTERNATIONAL INC., a Delaware corporation (the "Company"), and Ronald A. Adams (the "Executive"). This Agreement shall be effective upon the Closing Date of the acquisition of Tatra a.s. by the Company (the "Effective Date").

                                RECITALS:
                                ---------

     A. The Company is engaged in the business of manufacturing, trade and finance.

     B. The Executive has particular skills, knowledge and experience in acquisitions, marketing, sales and operations for which the Company has an acute need.

     C.      The Executive has served as Chief Executive Officer of the
Company.

     D. The Company desires to provide for the continued service and employment of the Executive with the Company and the Executive wishes to continue to perform services for the Company, all in accordance with the terms and conditions provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is mutually covenanted, and agreed by and between the parties as follows:

                             I.  EMPLOYMENT

     During the Term (as defined below) the Executive shall continue to serve the Company as Chief Executive Officer and the Executive accepts such employment upon the terms and conditions set forth in this Agreement and agrees to perform the duties required of him to the best of his ability. The Executive shall have such duties and responsibilities as are customary with a company of the size and type of Company. Executive shall report solely to the Board of Directors of the Company.

              II.  TERM OF EMPLOYMENT, POSITION AND DUTIES

     A. Except as otherwise provided in Section XI hereof, the term of this Agreement (the "Term") shall be a continuous three year period commencing on the Effective Date and continuing for a period such that on each "Anniversary Date", as defined below, an additional year automatically shall be added. At any time during the 60-day period prior to any Anniversary Date, either party may provide written notice, with or without cause, to the other party of that party's intention not to extend the Term of this Agreement beyond the number of years then remaining in the Term, which number shall always be three. Such written notice shall be deemed the notice to terminate this Agreement at the end of the three-year term then in effect. The "Anniversary Date," as used herein, shall be the anniversary date of the Effective Date of each year



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during the Term, including each year beyond the first three years of the
Term. It is the intention of the parties that the Term as of each Anniversary Date automatically shall be three years, that three years' written notice shall be required to terminate this Agreement except as otherwise provided in Section XI hereof and that said written notice to terminate may only be given during the 60-day period prior to any Anniversary Date.

     B. Consistent with its obligations to stockholders, Company agrees to use its best efforts to procure the election of Executive as a member of the Board and to ensure Executive's re-election to that position.

     C. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company in the town of Palm Beach and/or the city of Fort Lauderdale, Florida, except for travel as reasonably required in connection with the performance of the Executive's duties hereunder.

                        III.  COMPENSATION

     A. Base Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive an annual base salary of $300,000 ("Base Salary"). The Base Salary shall be increased (but may not be decreased) each year in an amount to be determined by the Board of Directors, but in an amount no less than the increase in the Consumer Price Index for the prior year. The term "Consumer Price Index" means the Consumer Price Index, All Urban Consumers, All Items, Miami/Ft. Lauderdale, Florida, 1982-1984=100.

     B. Bonus. Executive shall be entitled to additional compensation, the amount of which shall be dependent upon the revenues and net profits of Tatra, a.s. The Board of Directors of the Company shall determine the amount of such bonus and the revenue and net profits targets upon which the Executive's bonus shall be based. The Board of Directors shall advise the Executive, in writing, of the formula and targets within one week after the meeting at which they were determined. The annual bonus, if any, shall be payable as soon as reasonably practicable after the completion of Company's audited financial statements for such calendar year, but in no event later than 100 days after the end of the calendar year.


                       IV.  FRINGE BENEFITS

     A. Executive shall be entitled to receive an automobile allowance of $750 per month.

     B. Executive shall be covered under any group medical, dental and optical insurance (including family coverage for dependants), full and partial disability insurance, medical reimbursement plans, life



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insurance and other benefit plans of the Company.  If the Company does not maintain each of the above described plans, then the Executive may
obtain such plans, the cost of which shall be paid by the Company.   The
Company shall also provide for an annual executive physical for the Executive at the expense of the Company.

     C. Company shall pay for $2 million of face amount of life insurance on the life of the Executive, and Executive may name the beneficiary of said policy.

     D. Company shall pay to Executive an allowance of $12,000 per year for non-accountable expense items incurred by Executive.

     E. Company will pay to Executive any amounts of income taxes due from the payments provided for in this Agreement which Executive must pay to foreign governments which are in excess of those income taxes Executive would pay to the United States government had Executive been located within the United States.

     F.      Company will pay for a full 100% Short and Long Term
Disability Insurance Policy for the benefit of Executive.

     G. During the term, Executive shall be eligible to receive grants of options to purchase shares of Company's stock and awards of shares of Company's stock, either or both as determined by the Board, under and in accordance with the terms of applicable plans of Company, if any, and related option and award agreements, if any. Executive shall also be entitled to participate in any equity programs of Subsidiaries or Affiliates upon such terms and conditions as may be established by the Board.

     H. Notwithstanding those provisions contained in this Section IV, during the term Executive shall be entitled to participate in all savings/retirement plans that are applicable to Company employees generally or the senior executives of Company.


                         V.  STOCK RIGHTS

     A. The Company grants to the Executive an option to purchase 1,582,250 shares of the Company's common stock. The option granted hereby shall be evidenced by a separate written stock option agreement between the Company and the Executive. The option may be exercised, in whole or in part, at any time and from time to time for a period of ten years at a purchase price of $0.10 per share and the Executive will have the right to exercise the option on a cashless basis . The stock to which Executive has an option to purchase shall be referred to as the "Option Stock."



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     B.      Company has advised Executive that it proposes to register additional shares of its common stock under the appropriate state and Federal securities laws. Upon any such registration, Company agrees to use its best efforts to cause to be included in such registration the Option Stock subject to Executive's option under this Agreement.

                          VI.  EXPENSES

     Company shall reimburse Executive for all reasonable and necessary expenses incurred and paid by Executive in the course of his employment from time to time consistent with Company's policies and practices then in effect with respect to business expenses and subject to Company's requirements with respect to reporting such expenses. The Company shall also reimburse the Executive for professional license fees, dues for professional organizations, and legal fees for representation of the Executive with respect to this agreement or other employment related matters.

                    VII.  DUTIES AND AUTHORITY

     The Executive shall be the Chief Executive Officer and shall undertake the general and active management of the affairs of the Company subject to the direction of the Board of Directors. The Executive's other duties shall be such as the Board of Directors may from time to time reasonably direct in keeping with the particular skills, knowledge and experience of the Executive. The Executive, together with the President of the Company, shall be entitled to direct the business and affairs of the Company (subject to the rights and obligations of the Company's Board of Directors), and the approval of the Executive shall be required to effect any of the following:

     (a)     Approval of annual budgets;

     (b) Approval of all capital expenditures in excess of $25,000 per item or $50,000 for related items;

     (c) Approval of all mergers, acquisitions, divestitures, reorganizations and similar extraordinary corporate events;

     (d)     Sales of capital stock;

     (e) Stock splits, stock dividends and similar transactions affecting the capital stock of the Company; and

     (f) Any amendment to the Certificate of Incorporation or By-Laws of the Company.


                      VIII.  EXTENT OF SERVICES

     The Executive shall devote his time, attention, and energies to the business of the Company, and shall not during the term of this Agreement be engaged in the same business as that of the Company except as an Executive of the Company. This provision shall not be construed as preventing the Executive from spending a reasonable time pursuing independent business activities and investing, provided such activities do not unreasonably interfere with the Executive's duties under this Agreement.




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                           IX.  FACILITIES

	The Company shall provide and maintain such facilities, equipment, supplies and personnel as are necessary for the Executive's performance of his duties under this Agreement.

                            X.  VACATIONS

	The Executive shall be entitled to a vacation of four weeks each year. If Executive does not use all of his vacation in a given year, he may elect to either accumulate up to a maximum of eight weeks or be paid of any unused, unaccumulated vacation time.

                          XI.  TERMINATION

        A.   Voluntary Termination.  This Agreement may be terminated by:
             ---------------------

             1. the Executive giving 90 days notice of termination to the Company; or

             2.    mutual consent of the parties at any time.

        B.   Involuntary Termination.  This Agreement shall be terminated:
             -----------------------

             1.    upon death of the Executive;

             2.    upon Disability of the Executive; or

             3.    for Cause.

             For purposes of this Section, "Disability" shall mean the Executive's inability due to accident or illness to perform the duties of his employment for a period of 180 consecutive days. Provided, however, if the physician treating the Executive is of the opinion that the disability of the Executive will last at least 180 days, the Company shall have the option of terminating the Executive's employment immediately upon receipt of the written opinion from the Executive's physician. For purposes of this Section, the term "Cause" shall be limited to: (i) refusal to perform Executive's obligations under this Agreement; (ii) addiction to the use of intoxicants or narcotics; or
(iii) conviction of a felony. A termination for Cause pursuant to clause (i) of this Section shall not take effect unless the following provisions of this paragraph are complied with. The Executive shall be given written notice by the Board of its intention to terminate him for Cause. Such notice shall (A) state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) be given within three



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months of the Board learning of such act or acts or failure or failures to act. The Executive shall have 30 days after the date that such written notice has been received by the Executive to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board.
Such hearing shall be held within 15 days of such notice to the Executive, provided he requests such hearing within ten days of the written notice from the Board of the intention to terminate him for Cause. If, within five days following such hearing, the Board provides the Executive with written notice confirming that, in its judgment, grounds exist for termination for Cause on the basis of the original notice, the Executive shall thereupon be terminated for Cause.

     C. If the Executive's employment is terminated for any reason, he, his heirs or assigns shall be entitled to receive his normal compensation through the date of such termination, plus such additional amounts as may be required by this Agreement. In addition, if the Executive's employment is terminated by reason of the Executive's death or Disability, by the Company for Cause or voluntarily by the Executive other than upon a Constructive Termination (as defined below), (i) the Company shall, as soon as practicable after the date of termination, pay the Executive (or the Executive's beneficiary, as the case may be) all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under Section III hereof and shall pay to the Executive, in accordance with the terms of the applicable plan or program, all other unpaid amounts to which Executive is then entitled under any compensation or benefit plan or program of the Company, including, without limitation, benefits provided in accordance with the provisions of Section IV hereof, and (ii) the Executive's entitlements in respect of stock options, share units and any other long-term incentive awards which are outstanding as of the date of termination shall be as provided for in the respective agreements setting forth the terms and conditions of each award, it being specifically understood that any unvested awards shall, upon termination of the Executive's employment by reason of the Executive's death or Disability, by the Company for Cause or voluntarily by the Executive other than upon a Constructive Termination, be forfeited as of the date of termination (the matters referred to in clauses (i) and (ii) above being referred to herein collectively as "Accrued Obligations"). In addition, if the Executive's employment is terminated by reason of the Executive's death or Disability, then the Company shall, at the same time that annual incentive awards are paid to senior level executives of the Company for the year in which the Executive's employment so terminates, pay the Executive (or the Executive's beneficiary, as the case may be) an amount (the "Pro Rata Bonus Amount") equal to (x) the target bonus for the Executive for the annual period of the then-prevailing Term multiplied by a fraction, the numerator of which equals the number of days during which the Executive has been employed in such prevailing Term through and including the Date of Termination, and the denominator of which equals 365, minus (y) any bonus amounts paid or payable with respect to the Executive for such year under any annual bonus or incentive compensation plan or program maintained by the Company. Upon satisfaction of the Accrued Obligations, the Company shall have no further obligations to the Executive under this Agreement, other than those obligations that by their nature are intended to extend beyond the termination of the Executive's employment hereunder and as specifically



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provided by this Agreement.

     D.      Constructive Termination.

             1.    If the Company:

                   (i) terminates the employment of Executive other than for Cause;

                   (ii) causes a demotion or a material diminution in the Executive's duties or the assignment to the Executive of duties that are materially inconsistent with his position or that materially impair the Executive's ability to function as the Chief Executive Officer of the Company, except for Cause or due to Disability;,

                   (iii) takes any action inconsistent with the authority, approval rights and duties designated to the Executive hereunder,

                   (iv) decreases Executive's Base Salary below the level provided in Section III.a. or reduces the employee benefits and perquisites below the levels provided in Article IV (other than as a result of any amendment or termination of any employee and/or group or senior executive benefit plan, which amendment or termination is applicable to all executives of the Company),

                   (v) reduces the Executive's "annual total cash compensation" by more than 20%. For purposes of this provision, "annual total cash compensation" means the sum of the (x) Base Salary plus (y) target bonus for the prevailing year;

                   (vi) fails to elect the Executive to the Company's Board of Directors;

                   (vii) relocates the Company's principal office, or the Executive's own office location as assigned to him by the Company, to a location more than 25 miles from the Company's current executive offices in the town of Palm Beach and/or the city of Fort Lauderdale, Florida;

                   (viii) materially fails to comply with a material provision of this Agreement; or

                   (ix)    following a "Change of Control of the Company"
                           (as defined below), does not immediately and affirmatively agree to extend this Agreement for at least an additional three years beyond the date



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                           of the Change of Control and as a result the term
                           of this agreement terminates prior to a date that is three years following the date of the Change of Control of the Company,

then, such action by the Company, unless consented to in writing by Executive, shall be deemed to be a constructive termination by the Company of Executive's employment ("Constructive Termination").

     2. In the event of a Constructive Termination other than a Constructive Termination following a Change in Control of the Company, Executive shall be entitled to receive, in one lump sum an amount equivalent to Executive's cumulative Base Salary for the 36 months immediately prior to the date of the Constructive Termination (or if Executive has not been employed for three years then 300% of his annual base salary on the date of termination), plus three times the amount of the Executive's bonus (the "Bonus Termination Payment"), if any, for the previous year, payable within 30 days of the date of the Constructive Termination; provided, that, at the option of the Executive, if such termination shall occur during the first year of the Term, then the amount of the Bonus for purposes of this Article XI shall be calculated within 15 days following completion of the Company's audited financial statements based upon the formula referred to in Article III hereof, and the Bonus Termination Payment shall be paid to the Executive within five
(5) days following such calculation. In addition, upon such termination, all options to purchase shares of the Company's common stock shall accelerate and become immediately exercisable.

     3. In the event of a Constructive Termination following a Change of Control of the Company, Executive shall be entitled to a payment within 30 days of the date of Constructive Termination in an aggregate amount equal to the sum of the following:

             (i) an amount equivalent to 300% of Executive's annual Base Salary as of the date of Constructive Termination;

             (ii)  an amount equivalent to 300% of the greater of
                   (i) the bonuses received by Executive during the 12 months immediately prior to the date of Constructive Termination or (ii) the average of the annual bonuses received by Executive in respect of employment during the 2-year period preceding the year in which the Change of Control occurred; provided, that, at the option of the Executive, in the event of a Constructive Termination following a Change of Control of the Company during the first year of the Term, then the amount of the annual bonus for purposes of this Section shall be calculated within 15 days following completion of the Company's audited financial statements based upon the formula referred to in Article III hereof, and the payment required to be made by this Section shall be made to the Executive within five (5) days following such calculation;



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             (iii) an amount in cash (payable within 10 days after
                   the date of Constructive Termination) equal to the present value (calculated at a discount rate of 8%) of the incremental retirement benefits (including, without limitation, any pension, retiree life or retiree medical benefits) that would have been payable or available to Executive under any qualified plan, or under any other supplemental retirement, life or medical plan or arrangement, regardless of whether qualified, that is maintained by the Company and is based on the age and service Executive would have attained or completed had Executive continued as an employee of the Company for an additional two years; and

             (iv) all options that have not theretofore vested to purchase shares of the Company's common stock shall accelerate and become immediately exercisable.

     4. The provisions of Section 3 with respect to the timing and amounts of payments to be made in the event of a Constructive Termination following a Change of Control of the Company shall be controlling over any contrary or inconsistent provisions contained in any employee and/or group or senior executive benefit plans and programs of the Company. In the event of the death of Executive, the amounts set forth in this Article shall continue to be owing and shall be paid to the estate of Executive.

     5. In the event that Executive becomes entitled to the payment under Sections 3 or 4 ("a "Termination Payment"), if any of the Termination Payment will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Termination Payment and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Termination Payment. For purposes of determining whether any of the Termination Payment will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Executive in connection with the Change in Control of the Company or the Constructive Termination of Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code,
(ii) the amount of the Termination Payment which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Termination Payment or (B) the amount of excess parachute




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payments within the meaning of Sections 280G(b)(1) and (4) after applying clause (i) above, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Constructive Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Constructive Termination of Executive's employment, Executive shall repay to the Company at the time that amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the Constructive Termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

     6. In the event of a Constructive Termination described above, unless otherwise indicated, all other rights and benefits Executive may have under the employee and/or group or senior executive benefit plans and programs of the Company, generally, (including without limitation, automobile, vacation, one office within the offices of Company, and pension benefits, if applicable) shall be continued in full for the three years after termination or until Executive becomes eligible for substantially similar benefits, plans and programs of a new employer, whichever occurs earlier. Further, continuing coverage under the life, disability, accident and health insurance programs for Company employees generally and under any supplemental programs covering Company employees, as from time to time in effect, for the three year period from such termination or until Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier, provided that Executive's right to elect continued medical coverage after termination of employment under
Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied by the coverage provided in this section 6.

     7. Change in Control. For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if:

             (A) any "person" as such term is defined and applied as of the Effective Date in Section 2(9) and Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), increases (directly or indirectly) its "beneficial ownership" (within the meaning of Rule 13-d3 promulgated under the 1934



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     Act, of the voting securities of the Company by more than 20%
     of the total issued and outstanding voting securities of the Company beneficially owned by such person as of the Effective Date; or

             (B) a majority of the Board consists of individuals other than "Incumbent Directors," which term means the members of the Board on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

             (C) the Board adopts any plan of liquidation providing for the distribution of all or substantially all of the Company's assets or business; or

             (D) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting securities of the Company, all of the voting securities or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

             (E) the Company combines with another company and is the surviving corporation but, immediately after the combination, the holders of voting securities of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting securities (measured by number of votes entitled to be cast) of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting securities of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

                         XII.  TRADE SECRETS

     Executive acknowledges the interest of Company in maintaining the confidentiality of information related to its business and shall not at any time during the employment term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity confidential business information obtained by him as a result of his employment or relationship with Company except when authorized in writing to do so by the Board of Directors of Company.


                     XIII. OUTPLACEMENT SERVICES

In the event of the termination of Executive's employment after a Change in Control or without Cause or for Good Reason or Company does not extend this Agreement or enter into a new employment and



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compensation agreement with Executive, in each case as provided for in this Agreement, Company agrees, at its sole cost and expense, to provide Executive with outplacement services for a period of twelve
(12) months following the date of termination. Company and Executive shall use their good faith efforts to locate a provider, and determine the scope of outplacement services which is reasonably acceptable to both parties taking into account the status of Executive as a senior executive officer.


                           XIIIIV.  NOTICE

	Any and all notices shall be given in writing by hand delivery, recognized overnight carrier such as UPS or Federal Express, registered or certified mail, return receipt requested, which shall be addressed, in the case of the Company, to its office to the attention of Chairman of the Board and in the case of the Executive, to the last address known to the Company.


                         XIV.  MODIFICATIONS

	No modification of this Agreement shall be valid unless such modification is in writing and signed by the Company and Executive.

                            XVI.  WAIVER

	No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged

                        XVII.  APPLICABLE LAW

	This Agreement shall be subject to and governed by the laws of the State of Florida.

                          XVII.  ASSIGNMENT

	This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective heirs, legal representatives, executors, administrators, successors and assigns.


                       XIX.  ENTIRE AGREEMENT


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	This Agreement represents the entire understanding between the parties with regard to the subject matter contained herein and shall supersede any prior agreement between the parties.

                           XX.  REMEDIES

	The parties acknowledge that any breach, violation or evasion by Executive of the terms of this Agreement will result in immediate and irreparable injury and harm to Company and will cause damage to Company in amounts difficult to ascertain. Accordingly, Company shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as to all other legal or equitable remedies to which Company may be entitled, including, without limitation, termination of the employment term and this Agreement.

                       XVIIII.  SEVERABILITY

	In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

                      XIXII.  INDEMNIFICATION

	The Company shall indemnify the Executive from and against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the Corporation), brought to impose a liability or penalty on Executive in his capacity of director, officer, employee or agent of the Company or of any other corporation which he serves as such at the request of the Company, against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually and reasonably incurred as a result of such action, suit or proceeding, or any appeal thereof, if he acted in good faith in the reasonable belief that such action was in the best interests of this Corporation, and in criminal actions or proceedings without reasonable ground for belief that such action was unlawful. The termination of any such civil or



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criminal action, suit or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere shall not in itself create a presumption that Executive did not act in good faith in the reasonable belief that such action was in the best interests of the Company or that he had reasonable ground for belief that such action was unlawful. The foregoing rights of indemnification shall apply to the heirs and personal representatives of any such director, officer, employee or agent and shall not be exclusive of other rights to which he may be entitled. Company shall advance all costs and expenses of defense as well as any amounts paid in settlement to any party. Executive shall reimburse Company for any amounts advanced in his defense or paid on his behalf if it is determined by a final judgment of a court of competent jurisdiction that Executive's actions were intentionally contrary to the best interests of the Company or intentionally unlawful. It is intended that the indemnity provisions contained in this section shall permit the Company to indemnify the Executive to the fullest extent permitted by law. This indemnification shall survive termination of this agreement. In addition to and in furtherance of the indemnification provisions contained in this agreement, the Company shall maintain Directors and Officers liability insurance with a company and coverage acceptable to the Executive.

                  XXIII. NO MITIGATION; NO OFFSET

     In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of (i) any remuneration attributable to any subsequent employment that he may obtain or (ii) any claims the Company may have against the Executive.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                  COMPANY:


                                  SDC INTERNATIONAL Inc.
                                  a Delaware corporation


__________________________        By:__________________________________
Witness:                          Henry S. Green, Jr.,
                                  Compensation Committee

                                  (Corporate Seal)




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


                                  EXECUTIVE:


___________________________       ____________________________________
Witness:  Milota K. Srkal         Ronald A. Adams
















                EXTRA PAGE NOT INCLUDED IN CONTRACT BODY

A.	Calculation of option shares
        ----------------------------

        Now issued                               15,000,000 +-
	To money source in warrants		  2,000,000
	CSFB agreement				  1,000,000
	Kiefer & Malone				  1,000,000
                                                 ----------
Total before this agreement                      19,000,000 +-


So after 19% for MKS and RAA (9.5% each)    23,500,000 +-


Of 23,500,000, 9.5% =                             2,232,500
        Less: Current held by each MKS/RAA        - 650,000
                                                 ----------
Balance to be option to each of MKS/RAA           1,582,250



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B.	Tax matters related to option price
        -----------------------------------

	Non-qualified options
	cash or cashless exercise
	Tax is due upon exercise of option
	Tax is due on difference of option price and market price at time of exercise
        Market price at time of exercise then becomes "new tax basis" for shares; if sold later, the gain is difference between the "new tax basis" and the sale price, and is capital gain (or loss).










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